Exhibit 10.41

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Settlement Agreement’) is entered into as of this 24th day of May, 2006, by and between Consolidated IP Holdings, Inc, formerly known as Vertical Networks, Inc. (“Consolidated”) and Vertical Communications, Inc., formerly known as Artisoft, Inc. (“Vertical Communications”).

RECITALS

1. Consolidated and Vertical Communications entered into, inter alia, an Asset Purchase Agreement, dated as of September 23, 2004 (the “Asset Purchase Agreement” or “APA”), an Escrow Agreement, entered into as of September 28, 2004 (the “Escrow Agreement’), and an Agreement pertaining to the so-called C-Data Patents, executed on September 28, 2004 (the “C-Data Patent Agreement”).

2. The Asset Purchase Agreement refers in paragraph 13(b)-(e) to a Software Purchase Agreement between Vertical Networks, Inc. and CVS Pharmacy, Inc. (“CVS”), dated as of August 20, 2004 (the “CVS Agreement’). Attached hereto as Exhibit A is a schedule (represented by Vertical Communications to be accurate and complete) of all invoices sent to CVS by Vertical Communications and of all payments received from CVS by Vertical Communications pertaining to the CVS Agreement.

3. A dispute has arisen between Consolidated and Vertical Communications with respect to the Asset Purchase Agreement, the CVS Agreement, the Escrow Agreement and the C-Data Agreement as set forth in the pleadings on file in the lawsuit now pending in the United States District Court for the District of Massachusetts entitled Consolidated I.P. Holdings, Inc. v. Vertical Communications, Inc. and U.S. Bank, N.A., in its capacity as Escrow Agent, Case No. 05-12250¬RWZ (the “Lawsuit”).

4. Consolidated and Vertical Communications now desire to resolve the dispute and the Lawsuit on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in order to fully and finally resolve the dispute and the Lawsuit, and in consideration of the mutual promises, covenants, and conditions herein contained, Consolidated and Vertical Communications agree as follows:

AGREEMENT

1. Release of Escrow Fund: Simultaneously with the execution of this Settlement Agreement, Vertical Communications shall execute and deliver to Consolidated for delivery to U.S. Bank, N.A., (the “Bank”) a written instrument in the form attached hereto as Exhibit B instructing the Bank to disburse the balance of the Escrow Fund to Consolidated.

2. CVS Earn-Out Payments to Consolidated: Vertical Communications shall make CVS Earn-Out Payments to Consolidated in the amounts specified and in accordance with schedule shown in Exhibit C attached hereto, provided that Vertical Communications shall make the first two payments referenced on Exhibit C, totaling $513,176, immediately upon execution of this Settlement Agreement. It is the parties intent that Exhibit C reflect the reduction of Vertical Communications’ obligation to pay Consolidated under the CVS earn-out by the sum of one million two hundred thousand dollars (as provided in paragraph 4, below), by means of (i) a $494,144.00 credit against the amounts otherwise currently due under the March payment reflected on Exhibit C and (ii) a credit of fifty percent against the May payment as reflected on Exhibit C and a credit of fifty percent against any amounts coming due in the future under the CVS earn-out as reflected in Exhibit C, until the credits total the sum of one million two hundred thousand dollars.

3. Release by Consolidated of Claims to CVS Payments: Consolidated hereby releases any claim to Earn-Out Payments from Vertical Communications as to those amounts shown as payable to Vertical Communications in Exhibit C attached hereto.

4. Amendment of Asset Purchase Agreement: The Asset Purchase Agreement is hereby amended to reflect the provisions of paragraphs 2 and 3 above and to provide that paragraph 1.3(c) of the Asset Purchase Agreement is hereby amended to provide instead:

“(c) Notwithstanding the foregoing, in no case shall the total Definitive Earn-Out Payments for all periods exceed $4,300,000.”

Except as so amended, all other provisions of the Asset Purchase Agreement shall remain in full force and effect, and Vertical Communications shall provide written notices to Consolidated at the times required by paragraph 1.3(b)(i) of the APA and shall pay any and all other amounts due and payable to Consolidated under the APA as they come due.

5. Termination of C-Data Patent Agreement: Vertical Communications and Consolidated hereby acknowledge and agree that the C-Data Agreement is superseded by a Patent License Agreement between Vertical Communications and Converged Data Solutions LLC, effective as of May 24, 2006, and that as between Vertical Communications and Consolidated, and any successor, all of their respective rights under the C-Data Agreement are hereby extinguished. It is further acknowledged and agreed that Vertical Communications has continuously, and without interruption, had a license in the C-Data Patents since the date of the Vertical-Artisoft Patent Agreement.

6. Mutual Releases: With the exception of the obligations created by this Settlement Agreement, Consolidated and Vertical Communications hereby mutually release and forever discharge one another, including all predecessors, affiliates, subsidiaries and holding companies, and their respective past and present, shareholders, employees, principals, officers, directors and attorneys from any and all claims or causes of action they have against one another of every kind, known or unknown, suspected or unsuspected, arising out of or related to the dispute between Consolidated and Vertical Communications with respect to the Asset Purchase Agreement, the CVS Agreement, the Escrow Agreement and the C-Data Agreement described in the pleadings on file in the Lawsuit.

7. Waiver of Section 1542: The parties knowingly, voluntarily, intentionally and expressly waive any and all rights and benefits conferred by California Civil Code Section 1542 and any law of any state or territory of the United States or any foreign country or principle of common law that is similar to Section 1542. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

In connection with such waiver and relinquishment, the parties each acknowledge that they are aware that they may hereafter discover facts in addition to or different from those which they know or believe to be true with respect to the subject matter of this Agreement, but that it is their intention hereby to fully, finally and forever settle and release all matters, disputes, differences, known or unknown, suspected or unsuspected, with respect to the subject matter of this Agreement.

8. Dismissal of the Lawsuit: Simultaneously with the execution of this Settlement Agreement, the parties shall execute a Stipulation and Order of Dismissal with Prejudice of the Lawsuit, and Consolidated shall lodge it promptly with the Court for signature.

9. Representations, Covenants and Warranties: Each party to this Settlement Agreement represents, warrants and agrees as follows:

(a) Each party has received independent legal advice from its attorneys with respect to each of the matters contained herein, including the advisability of making the settlement provided for herein and the advisability of executing this Settlement Agreement.

(b) Each party or responsible officer or agent thereof has read this Settlement Agreement and understands the contents hereof.

(c) Each of the parties hereto represents and warrants that there has been no assignment, sale or transfer, by operation of law or otherwise, of any claim, right, cause of action, demand, obligation, liability or interest released by any of them as provided herein. Vertical Communications acknowledges and agrees that Consolidated’s assignment of the C-Data Patents to Converged Data Solutions, LLC, was not and is not a breach of this representation and warranty.

(d) Each of the parties represents, warrants and agrees that it has the full right and authority to enter into this Settlement Agreement, and that the person or persons executing this Settlement Agreement have the full right and authority to fully commit and bind the party or parties for whom they are signing.

10. Consolidated Representations: Consolidated represents that, to the best of its present knowledge and understanding:

(a) Consolidated has received assignment of all right, title and interest in and to the C-Data Patents from each employee and consultant of Consolidated contributing to the invention thereof and has assigned all such right, title and interest to C-Data;

(b) Consolidated has not assigned any interest in the C-Data Patents to any third party other than C-Data; and

(c) C-Data and Consolidated have taken any and all actions and measures necessary to preserve, keep alive, active and enforceable, prevent from lapsing or otherwise maintain any and all C-Data patents and any and all rights thereunder and none of the C-Data patents or rights thereunder have lapsed.

11. Cooperation: The parties agree to cooperate fully and execute any and all additional documents and take any and all additional actions as may be necessary and appropriate to give full force and effect to the terms and intent of this Settlement Agreement.

12. Denials of Liability: This Settlement Agreement is the result of a compromise of disputed claims and defenses and this Settlement Agreement is not to be construed as an admission of liability or wrongdoing of any kind.

13. Waiver of Costs and Fees: Each party hereto waives any and all claim(s) against any other party hereto for the recovery of its attorneys’ fees, costs and expenses incurred and/or accrued in connection with the dispute or the Lawsuit.

14. Attorneys’ Fees: In the event of any litigation arising under or concerning the enforcement of this Settlement Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs from the non-prevailing party in such litigation.

15. Successors and Assigns: This Settlement Agreement is binding upon all successors, assigns, licensees, partners, joint venturers, and directors of the parties.

16. Entire Settlement Agreement: This Settlement Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements and discussions between or among any of them.

The parties hereto acknowledge and agree that there are no conditions, covenants, agreements or understandings between or among any of them except as set forth in this Settlement Agreement. This Settlement Agreement may be amended only by a further writing signed by the parties.

17. Governing Law: This Settlement Agreement shall be governed, construed and enforced in accordance with the laws of the State of California, without regard to principles of choice of law or conflicts of law.

18. Construction: Given that all parties have had the opportunity to draft, review and edit the language of this Agreement, no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected to, or involving this Agreement. Accordingly, the parties hereby waive the benefit of California Civil Code Section 1654 and any successor or amended statute or laws of similar effect, providing that in cases of uncertainty, language of a contract should be interpreted most strongly against the Party who caused the uncertainty to exist.

19. Execution: This Settlement Agreement maybe signed in counterparts and maybe executed by facsimile signature.

IN WITNESS WHEREOF, this Settlement Agreement has been executed by and/or on behalf of the parties as set forth below.

DATED: May 24, 2006	Consolidated IP Holdings, Inc.

By: /s/ PASCAL N. LEVENSOHN
Pascal N. Levensohn
Chairman of the Board

DATED: May 24, 2006	Vertical Communications, Inc.

By: /s/ KEN CLINEBELL
Kenneth Clinebell
Chief Financial Officer

EXHIBIT A

Invoice Date	Billing Period	Invoice Number	Original Amount	Check #	Date Check Posted	Amount Paid	Balance Due	Date of Payment to Consolidated	Amount of Payment to Consolidated
10/15/04	Pilot	IN00005926	750,000.00	ck#4689652	1/26/2005	750,000.00		7/25/2005	$750,000.00
06/30/05	1Q05	IN00008358	569,594.67	ck#5030983	09/23/05	402,928.00	166,666.67
08/05/05	2Q05	IN00008612	569,594.00	ck#5030983	09/23/05	402,928.00	166,666.00
09/23/05	3Q05	INV61046	569,594.00	ck#5090656	11/09/05	402,928.00	166,666.00
10/14/05	4Q05	INV61992	569,594.00	ck#5191442	01/25/06	402,928.00	166,666.00
11/17/05	1Q06	INV64632	569,594.00	ck#5216007	02/10/06	402,928.00	166,666.00
03/30/06	2Q05	INV68793	569,594.00	outstanding	06/30/06	402,928.00	166,666.00

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EXHIBIT B

U.S. Bank National Association

225 Asylum Street, 25th Floor

Hartford, CT 06103

Attn: Arthur Blakeslee

Telecopy: 860-241-6881

ESCROW DISBURSEMENT INSTRUCTIONS

These Escrow Disbursement Instructions are delivered pursuant to Section 2 of the Escrow Agreement dated September 28, 2004 (the “Escrow Agreement”), by and among Artisoft, Inc., now known as Vertical Communications, Inc. (the “Buyer”), Vertical Networks incorporated, now known as Consolidated IP Holdings, Inc. (the “Seller”), and U.S. Bank National Association (the “Escrow Agent”). The Escrow Agreement was entered into in relation to that certain Asset Purchase Agreement by and between Buyer and Seller, dated September 28, 2004.

Buyer and Seller hereby jointly instruct the Escrow Agent in accordance with Section 2 of the Escrow Agreement immediately to disburse the balance of the Escrow Fund (less $6,709.90 in Escrow Agent escrow charges, fees and reasonable expenses, including attorneys’ fees payable to the Escrow Agent pursuant to Section 4 of the Escrow Agreement) to Consolidated IP Holdings, Inc., formerly known as Vertical Networks Incorporated.

Dated: May , 2006

Vertical Communications, Inc.	Consolidated IP Holdings, Inc.

By:	By:

Kenneth Clinebell		Pascal Levensohn
Chief Financial Officer		Chairman of the Board

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EXHIBIT C

Month - 2006	To be Paid to Consolidated	To be Released to Vertical Communications

March	$311,712	$494,144
April	-	-
May	$201,464	$201,464
June	-	-
July	$201,464	$201,464
August	$201,464	$201,464
September	-	-
October	-	-
November	-	-
December	$301,464	$101,464

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